EXHIBIT 99.1


             FIRST NIAGARA FINANCIAL GROUP, INC. FILES SECOND STEP
                             REGULATORY APPLICATIONS

Lockport, New York- (September 18, 2002) First Niagara Financial Group, Inc. (the "Company") (Nasdaq: FNFG) announced that it has filed a registration statement with the Securities and Exchange Commission with respect to an offering of common stock in connection with the Company's previously announced intent to conduct a "second-step" conversion. The Company is also filing an application with the Office of Thrift Supervision for approval of a Plan of Conversion (the "Plan"), as well as for the previously announced agreement to acquire Finger Lakes Bancorp, Inc.

Pursuant to the Plan, the corporate existence of First Niagara Financial Group, MHC will cease, and First Niagara Financial Group, MHC's ownership interest of 61.01% of the Company will be sold in the stock offering. Additionally, First Niagara Financial Group, Inc. will be succeeded by a new Delaware corporation with the same name.


Based on an independent appraisal of market value, the Company will offer between 32,725,000 and 44,275,000 new shares of common stock (subject to a 15% increase to 50,916,250 shares) at a purchase price of $10.00 per share. At August 30, 2002, the independent appraisal reflected a valuation range of between $536.4 million and $725.7 million, with a midpoint of $631.0 million. The number of shares that minority stockholders will receive will be calculated based on an exchange ratio that is intended to ensure that, after the conversion and offering, minority stockholders will maintain approximately the same ownership interest. Minority stockholders are expected to receive between 2.0647 and 2.7934 shares (subject to a 15% increase to 3.2125 shares) of the Company's stock in exchange for each of their existing shares. The offering range and the share exchange ratios could change as a result of regulatory review or due to updates to the independent appraisal, reflecting changes in condition of the market before or during the offering.

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Shares will be offered in a subscription offering to eligible depositors of
First Niagara Bank (the "Bank"). The subscription offering is expected to be made, in order of priority, to the Bank's depositors with $50 or more on deposit at June 30, 2001; the Company's tax qualified plans including 401(k) plan and employee stock ownership plan; depositors with $50 or more on deposit at September 30, 2002; depositors as of a voting record date for the special meeting of depositors, which has not yet been determined. For the purposes of determining subscription rights, depositors of Cortland Savings Bank and Cayuga Bank will be treated as having a deposit account at First Niagara Bank at the dates such accounts were originally opened. To the extent shares are unsold in the subscription offering, shares will be offered for sale to the public with a preference first to public stockholders of the Company and second to residents of the following New York Counties: Erie, Cayuga, Cortland, Genesee, Monroe, Niagara, Oneida, Ontario, Orleans, Seneca and Tompkins. If the Company does not receive orders for at least 32,725,000 shares in the subscription and community offerings, then at the Company's discretion, in order to issue the minimum number of shares necessary to complete the offerings, up to 3,317,900 of the unsubscribed shares may be applied to the acquisition of Finger Lakes Bancorp, Inc.

The offering is expected to commence in November 2002 and will be managed by Ryan Beck & Co.

A REGISTRATION STATEMENT RELATING TO THE COMMON STOCK OF FIRST NIAGARA FINANCIAL GROUP, INC. HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, BUT HAS NOT YET BECOME EFFECTIVE. THIS RELEASE IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS. THE SHARES OF COMMON STOCK ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS, MAY LOSE VALUE AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

First Niagara Financial Group, Inc. is the parent of three community banks and operates 39 branches, 75 ATMs, a telephone service center and two loan production offices in the western and central regions of New York State. As of June 30, 2002, First Niagara Financial Group, Inc. had assets of $2.9 billion, deposits of $2.1 billion and stockholders' equity of $272.3 million. Finger Lakes Bancorp, Inc. is the stock holding company of the Savings Bank of the Finger Lakes, a federal savings bank headquartered in Geneva, New York. The Savings Bank of the Finger Lakes operates seven branch offices and nine ATMs primarily in Ontario, Seneca and Tompkins counties. As of June 30, 2002, Finger Lakes Bancorp, Inc. had assets of $387.8 million, deposits of $265.1 million and stockholders' equity of $37.1 million.

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This news release contains certain forward-looking statements about the proposed conversion and the merger of First Niagara Financial Group, Inc. and Finger
Lakes Bancorp, Inc. These include statements regarding the anticipated consummation date of the transactions, anticipated cost savings and anticipated future results.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include delays in completing the merger, difficulties in achieving cost savings or in achieving such savings within the expected time frame, difficulties in integrating First Niagara Financial Group, Inc. and Finger Lakes Bancorp, Inc., increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which First Niagara Financial Group, Inc. and Finger Lakes Bancorp, Inc. are engaged and changes in the securities markets.

Corporate Information
---------------------

First Niagara Financial Group, Inc.         Transfer Agent and Registrar
6950 South Transit Road                     Mellon Investor Services, LLC
P.O. Box 514                                P.O. Box 3315
Lockport, New York  14095-0514              South Hackensack, NJ  07606
Telephone (800) 201-6621                    Telephone (877) 785-9670
www.firstniagarafinancial.com               www.melloninvestor.com
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Press releases are being distributed by PR Newswire and can be found on the
Internet, as well as appropriate trade media and financial disclosure circuits. News, analyst presentations and other information about the Company is available on the Internet at the Company's website, www.firstniagarafinancial.com. For additional information about First Niagara Financial Group, Inc. please contact:

INVESTOR RELATIONS:                         MEDIA RELATIONS:
Christopher J. Thome                        Leslie G. Garrity
Assistant Vice President,                   Assistant Vice President
Reporting and Investor Relations Manager    Public Relations and Corporate
(716) 625-7645                              Communications
chris.thome@firstniagarabank.com            (716) 625-7528
--------------------------------            leslie.garrity@firstniagarabank.com
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